Exhibit 5.1

May 17, 2012

SCE Trust I
2244 Walnut Grove Avenue
Rosemead, California 91770

Re:	SCE Trust I

Ladies and Gentlemen:

We have acted as special Delaware counsel for SCE Trust I, a Delaware statutory trust (the "Trust"), in connection with the matters set forth herein.  At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)
The Certificate of Trust of the Trust, dated August 22, 2000, as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on August 22, 2000, as amended by the Certificate of Amendment Pursuant to §3807(e) of the Delaware Statutory Trust Act, 12 Del. C. §3801 et seq. (the “Act”), as filed in the office of the Secretary of State on July 9, 2001, as further amended by the Certificate of Amendment to Certificate of Trust of the Trust, dated as of August 2, 2006, as filed in the office of the Secretary of State on August 2, 2006, as further amended by the Certificate of Amendment Pursuant to §3807(e) of the Act, as filed in the office of the Secretary of State on January 15, 2008, as further amended by the Certificate of Amendment Pursuant to §3807(e) of the Act, as filed in the office of the Secretary of State on June 30, 2008 (as so amended, the “Certificate of Trust”);

(b)
The Trust Agreement of the Trust, dated as of August 22, 2000, among the Company and the trustees named therein, as amended by the Amendment to Trust Agreement, dated as of December 8, 2004, among Southern

SCE Trust I
May 17, 2012

California Edison Company (the “Company”) and the trustees named therein, as further amended by the Removal and Appointment of Trustees, dated as of August 2, 2006, among the Company and the trustees named therein, and as further amended by the Amendment No. 2 to Trust Agreement, dated as of April 24, 2012, among the Company and the trustees named therein;

(c)
The Registration Statement on Form S-3 (Registration No. 333-161379)(the “Registration Statement”), filed by the Company and the Trust with the Securities and Exchange Commission  (the “SEC”) on August 14, 2009 as supplemented by a prospectus (the "Prospectus"), relating to the 5.625% Trust Preference Securities (Liquidation Amount of $25 per Trust Preference Security) to be issued by the Trust representing preference undivided beneficial interests in the assets of the Trust (each, a “Trust Preference Security” and collectively, the “Trust Preference Securities”), filed by the Company and the Trust with the SEC on May 14, 2012;

(d)
 The Amended and Restated Declaration of Trust for the Trust (the "Trust Agreement"), dated as of May 17, 2012, by the Company and the trustees of the Trust named therein (including Annex I thereto), filed as an exhibit to the Registration Statement;

(e)	The Underwriting Agreement; and

(f)	A Certificate of Good Standing for the Trust, dated May 14, 2012, obtained from the Secretary of State.

Initially Trust capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents.  With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Trust Agreement and the Certificate of Trust are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined

SCE Trust I
May 17, 2012

by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom a Trust Preference Security is to be issued by the Trust (collectively, the "Trust Preference Security Holders") of a Trust Preference Security Certificate for such Trust Preference Security and the payment for such Trust Preference Security, in accordance with the Trust Agreement and the Underwriting Agreement, and (vii) that the Trust Preference Securities are executed, authenticated, issued and sold to the Trust Preference Security Holders in accordance with the Trust Agreement and the Underwriting Agreement.  We have not participated in the preparation of the Registration Statement (except for providing this opinion) or the Prospectus and assume no responsibility for their contents, other than this opinion.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto.  Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Act.

2. The Trust Preference Securities of the Trust will represent validly issued and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable beneficial interests in the assets of the Trust.  The Trust Preference Security Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.  We note that the Trust Preference Security Holders may be obligated, pursuant to the Trust Agreement, (i) to provide indemnity and security in connection with and pay taxes or governmental charges arising from transfers of certificates evidencing the Trust Preference Securities and the issuance of replacement Trust Preference Security Certificates, and (ii) to provide security and indemnity in connection with requests of or directions to the Institutional Trustee to exercise its rights and powers under the Trust Agreement.

SCE Trust I
May 17, 2012

We consent to the filing of this opinion with the SEC as an exhibit to a Current Report on Form 8-K and its incorporation by reference into the Registration Statement.  We also consent to the use of our name under the heading "Validity of Securities and Guarantee" in the Prospectus.  In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

EAM/JWP